SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT ("Sublease") is made as of the 19th day of March, 2009 by and between Serec of California, a California corporation (the Sublessor"), Active Apparel Group, Inc. a Florida corporation ("Sublessee") and for purposes of Section 20 below only, Total Apparel Group, Inc. ("TAG").

RECITALS:

1. Sublessor, as tenant, entered into that certain Lease with Serec, Inc. , as Landlord (which lease is referred to herein as the "Main Lease");

2. Pursuant to the Main Lease, the Landlord leased to Sublessor the building commonly known as 1544 Stafford St., City of Industry, California ("Building");

3. Sublessee has been given the opportunity to review certain terms of the Main Lease, a copy of which provisions are attached hereto as Exhibit A;

4. Sublessee desires to sublease from Sublessor, and Sublessor has agreed to sublease to Sublessee, a portion of the Building as set forth in Exhibit B (the "Premises") on the terms and conditions set forth herein;

5. Sublessee also requested that Sublessor make certain improvements to the premises as set forth on Exhibit C attached hereto (the "Improvements"); and

6. TAG is the parent corporation of Sublessee, and desires to support and guaranty the obligations of Sublessee hereunder.

AGREEMENT:

In consideration of the covenants herein contained, the parties agree as follows:

1. Term. Sublessor hereby leases to Sublessee and such Sublessee hires from Sublessor the Premises during the term ("Term") commencing on March 1, 2009 ("Commencement Date"), and ending thirty (30) days after the Sublessor provides written notice of termination to Sublessee, or unless sooner terminated as provided herein. Sublessee is entitled to use of the Premises for office and showroom purposes only, and subject to such rules and conditions as Sublessor may impose from time to time.

2. Main Lease. This Sublease is subject and subordinate to the Main Lease, and all the terms, covenants and conditions contained in the Main Lease (to the extent attached hereto) are incorporated herein by reference as if fully set forth herein (with each reference therein to Landlord and Tenant to be deemed to refer to Sublessor and Sublessee, respectively, except as such terms are modified by this Sublease). Sublessee shall not do or permit to be done anything which would constitute a default under the Main Lease. Sublessee agrees that it shall cause all

employees, officer, agents and invitees of Sublessee to abide by all rules and regulations of the Landlord or of the Sublessor applicable to the Building, and/or the Premises. Except as may be specifically otherwise provided herein, Sublessor shall have no duty or obligation to keep and perform Landlord's covenants and agreements under the Main Lease. In the event of a default by the Landlord under the Main Lease, Sublessor shall use commercially reasonable efforts (and reasonable discretion) to enforce performance under the Main Lease by the Landlord on behalf of both Sublessor and Sublessee. Sublessee has read the attached provisions of the Main Lease and is familiar with the terms and conditions thereof.

3. Rent. Sublessee covenants and agrees to pay to Sublessor as rent for the Premises during the Term an amount equal to $1,000.00 per month, payable on or before the first day of each calendar month (the "Rent"). Rent for any partial month of the Term shall be prorated accordingly. Rent shall be payable at the offices of Sublessor. Sublessor may in its discretion accept an equivalent value of common stock of TAG in lieu of such Rent (which shall be issued on not less than a quarterly basis). For purposes hereof, the common stock of TAG shall be valued at the average closing price for the 10 business day period ending on the last business day of the month prior to the due date of such Rent.

4. Use. Subject to the use permitted under the Main Lease, the Premises shall be used only for office and showroom purposes and related services. Sublessee shall maintain the Premises in a neat and clean condition and in accordance with all requirements of the Main Lease, and shall not harm Premises, or create waste or any nuisance therein.

5. Condition of Premises/Improvements. Sublessee has inspected the Premises and Improvements and agrees that same are in a neat and clean condition and, as such, agrees to accept same in their current condition. Sublessor shall have no obligation to make any additional Improvements or to other work on the Premises. Sublessee shall maintain the Premises as required under the terms of the Main Lease. In consideration of Sublessor's undertaking of the Improvements, TAG hereby agree to issue to the Sublessor 464,915 shares of common stock of TAG, with an agreed value (based on the ten day average closing price) of $59,974 (the cost of the Improvements).

6. Insurance.

Sublessee shall maintain the following insurance:

(i) Commercial liability insurance, including contractual liability coverage, including bodily injury liability, personal injury liability and property damage, with limits of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate, with the Sublessor, the Landlord and such other parties as the Sublessor may from time to time reasonably designate, named as additional insureds under such insurance policy.

(ii) Commercially reasonable worker's compensation and other coverages reasonably requested by Sublessor

Sublessee shall provide the Sublessor with certificates of insurance evidencing that the required insurance is in place upon request, but no later than thirty days after the commencement date. Such certificates shall provide that the current policy may not be materially modified or canceled without at least thirty (30) days advance written notice to the Sublessor. At least thirty (30) days prior to the expiration of any such insurance policy, Sublessee shall provide the Sublessor with certificates evidencing that such policy has been renewed or replaced.

7. Indemnification. Sublessee shall indemnify, defend and hold harmless the Sublessor and its shareholders, officers, directors, trustees, partners, employees and agents (collectively, the "Sublessor's Indemnitees") from and against any and all claims, damages, reasonable expenses and costs, including reasonable attorney's fees, and losses (collectively "Sublessor's Losses") to the extent such losses arise out of, or relate to: (a) the breach or default on the part of Sublessee in respect to the covenants, conditions and stipulations contained in the Main Lease or this Sublease; or (b) the use and occupancy by Sublessee of the Premises, including, without limitation, the activities therein of Sublessee's officers, directors, shareholders, employees, servants, agents, contractors and invitees (collectively, "Sublessee's Related Parties"), except to the extent that any such Sublessor's Losses arise from the willful misconduct or gross negligence of Sublessor's Indemnitees.

8. Waiver of Claim. Sublessee acknowledges and agrees that none of the Sublessor's Indemnitees shall have liability to Sublessee or any of Sublessee's Related Parties, on account of injury or damage to persons or property arising out of Sublessee's or any of Sublessee's Related Parties, use of or activities within the Premises, except to the extent caused by the willful misconduct or grossly negligent acts or omissions of Sublessor, or Sublessor's related parties.

9. Assignment and Subletting. Sublessee may not assign all or any portion of its interest under this Sublease. Sublessor may freely assign this Sublease.

10. Events of Default. Each of the following shall be an event of default ("Event of Default"):

(a) Sublessee's failure to pay when due any Rent or any other payment required to be made by Sublessee as described in this Sublease, which failure to pay continues for five (5) days or more after written notice from Sublessor;

(b) Sublessee's failure to keep or perform any one or more of the terms or conditions, covenants or agreements of this Sublease, or of the Main Lease which are applicable to the Sublease or the Premises and expressly required to be performed by Sublessee hereunder, which failure continues for thirty (30) days or more after written notice from Sublessor.

11. Options to Cure. If an Event of Default hereunder or as defined in the Main Lease, other than a monetary default, shall occur, which Event of Default is caused by Sublessee and is not cured within the period provided under the Main Lease, Sublessor shall have the right and option, at its election, to cure any Event of Default by Sublessee, and to add the reasonable costs incurred in effectuating such cure to any Rent payments due hereunder. Such election shall be made by the act of curing such Event of Default after reasonable prior notice to Sublessee.

Should Sublessor elect not to cure such Event of Default as provided herein, Sublessor may terminate this Sublease upon written notice to Sublessee. Upon the occurrence of an Event of Default hereunder, Sublessor shall also have all rights and remedies available at law or in equity. In the event of any default by Sublessor under the terms of the Main Lease (and subject to any cure period thereunder), Sublessee may, upon reasonable prior notice to Sublessor, tender a cure of such default to the Landlord, and if such tender is accepted, may deduct any reasonable costs or expenses attributable thereto from Rent next due hereunder.

12. Services. Sublessee shall not be entitled to receive the benefit of any services relating to the Building and the Premises other than the telephone lines, computer cabling and utilities provided by Sublessor and the use of which shall be subject to the rules and regulations of Sublessor, as imposed from time to time. Sublessor shall not be responsible for any failure or interruption of any such provided services.

13. Waiver of Condemnation Award. Sublessee hereby waives any right to the proceeds of any award to which Sublessor would be entitled pursuant to the terms of the Main Lease for any taking or condemnation of the Premises. Sublessee shall be entitled to file its own claim in any condemnation proceeding; for the taking of any leasehold improvements owned by Sublessee or the reasonable removal and relocation costs of Sublessee provided such claim by Sublessee does not reduce the award payable to Sublessor.

14. Notice. Whenever any demand, request, approval, consent or notice ("Notice") shall or may be given to either of the parties by the other, each such Notice shall be in writing and shall be sent by registered or certified mail with return receipt requested, or sent by overnight courier service (such as Federal Express), or personally delivered by messenger with evidence of any delivery, at the respective addresses of the parties for notice as set forth below. Any Notice under this Sublease delivered by registered or certified mail shall be deemed to have been given and effective on the earlier of (a) the third business day following the day on which the same shall have been mailed with sufficient postage prepaid; or (b) the delivery date indicated on the return receipt. Notice sent by overnight courier service shall be deemed given and effective upon the business day after such Notice is delivered to or picked up by the overnight courier service. Either party may, at any time, change its Notice address by giving the other party Notice stating the change and setting forth the new address:

If to Sublessor:	Serec of California 15331 East Stafford Street City of Industry, California 91744
If to Sublessee:	Active Apparel Group, Inc. 272 Lenox Avenue, #1 New York, New York 10027

15. Severability. If any provision of this Sublease, or any paragraph, sentence, clause, phrase, or word, whether application, in any circumstances, is held invalid, the validity of the remainder of the Sublease shall be construed as if such invalid part were never included.

16. Definitions. All Terms used herein are as defined in the Main Lease unless otherwise specifically defined herein.

17. Waiver. The failure of either party to insist upon the strict performance by the other as to any covenant or condition hereunder, or the failure of either party to exercise any right, power or remedy as to any breach hereof or default hereunder, or the acceptance by Sublessor of full or partial Rent during the continuance of any breach or period of default, shall not constitute a waiver of any such breach or default or any rights or remedies with respect thereto.

18. Landlord's Consent. This Sublease and each party's obligations hereunder are conditioned and contingent upon the granting of consent by Landlord pursuant to the Main Lease without the requirement of any payment to Landlord whatsoever, whether for expenses or otherwise. The parties shall use reasonable efforts to obtain Landlord's consent. If: (i) Landlord elects not to consent to this Sublease; or (ii) the Landlord's consent is not obtained within thirty (30) days after the date hereof, then this Sublease shall automatically terminate.

19. Holding Over. Sublessee shall be liable to Sublessor for any holding over after expiration of the Term hereof to the extent of any damages for which Sublessor may be liable under the terms of the Main Lease resulting from such holdover.

20. Guaranty. TAG hereby agrees to all of the terms of this Sublease and hereby guaranties all of the obligation of Sublessee hereunder.

21. Termination. Anything hereunder to the contrary notwithstanding, this Sublease shall be deemed terminated, and Sublessee shall vacate the Premises:

(a) Upon the occurrence of any event that would prohibit the tenancy of the Premises by Sublessee pursuant to the Main Lease;

(b) concurrently with the termination of the Main Lease for any reason; or

(c) Upon the termination of the Warehouse Services Agreement between Sublessor and Sublessee.

Notwithstanding such termination, Sublessee shall continue to be liable for and shall indemnify Sublessor against any additional costs, liabilities, obligations, Rent or other amounts due hereunder or incurred by Sublessor or payable by Sublessee under this Sublease.

22. Entire Agreement. This Sublease (and the Exhibits hereto) contains all of the terms and conditions of the transactions contemplated hereunder, and no amendment or modification to the terms hereof shall be effective unless such is in writing, and signed by the parties hereto.

IN WITNESS WHEREOF, Sublessor and Sublessee have signed their names as of the day and year first above written.

SUBLESSOR:	**SUBLESSEE**:
Serce of California	Active Apparel Group, Inc.
By:__________________________	By:__________________________
Its:__________________________	Its:__________________________

TAG:

Total Apparel Group, Inc.

By:__________________________

Its:__________________________

Consented to by Landlord under Main Lease:

Serec, Inc.

By:__________________________

Its:__________________________

EXHIBIT A

Main Lease Terms

EXHIBIT B

Premises

EXHIBIT B


Existing wall to be removed
Conference / Showroom
36' x 18'
Kitchen
21' x 18'
men
8' x 7'
women
10' x 7'
Executive Office
20' x 14'
Sales Offices
20' x 14'
Client Offices
16' x 9'
Reception
16' x 9'
Foyer
11' x 10
Utility
Stairs to 2nd Fl.

Richard C. Lowe
Design / Build
Venice, CA 90291

SEREC
3rd Party Logistics

Serec of California Properties
15441 Stafford Street - 1st Floor
City of Industry, CA 91744

Total Apparel Group
15441 Stafford Street - 1st Floor
City of Industry, CA 91744

EXHIBIT C

Improvements

EXHIBIT C

LoweJinx Design Consultants
1022 Oakwood Avenue
Venice, CA 90291
310 664-1001 H
www.lowejinx.com

Invoice No. 1106-08

Invoice

Customer

Name: Serec Of California
Address: 15441 Stafford Street
City: City Of Industry St: CA Zip: 91744
Phone:

Date: 12/20/08
Job Name: Total Appael Group
Job Desc: Consultation
FOB

Qty	Description	Unit Price	TOTAL
1	Foyer - Bamboo Floors, paint, ceiling tiles	1,500.00	1,500.00
1	Women's Bath - ADA approved upgrades - Ceramic tile floors, new vanity, lav & toilet	3,200.00	3,200.00
1	Men's Bath - ADA approved upgrades - Ceramic tile floors, new vanity, lav & toilet	2,495.00	2,495.00
1	Hallways - Bamboo Floors, paint, replace ceiling tiles	2,245.00	2,245.00
1	Kitchen: New Wood Floors, Cabinets, Sink, Countertop, Refrigerator	4,875.00	4,875.00
1	Conference/ Showroom - Remove existing wall, Bamboo Floors, paint, replace ceiling til	2,995.00	2,995.00
1	Executive Office - Bamboo Floors, paint, ceiling tiles	1,475.00	1,475.00
1	Sales Office, Bamboo Floors, paint, ceiling tiles	1,450.00	1,450.00
1	Client Office - Bamboo Floors, paint, ceiling tiles	1,245.00	1,245.00
1	Reception - Shampoo existing carpets, refinish cabinets paint, replace ceiling tiles	875.00	875.00
1	Foyer Staircase - Shampoo existing Carpets, Paint, refinish handrail	750.00	750.00
2	Signage - Total Apparel Group - front façade & foyer	900.00	1,800.00
1	Exterior - Recondition Parking pad both sides of planter box Prep & Paint exterior hand rail - Gloss Back Enamel Refinish parking blocks & Restripe parking spaces	1,669.00	1,669.00
1	Exec Bath - Vanity, Toilet, Wet Bar - Paint	950.00	950.00
1	Showroom - Additional Storage	950.00	950.00
1	Hazardous Waste Disposal fee	900.00	900.00

Sub total all Materials	$29,374.00
Total all Labor	$30,600.00
Grand Total	**$59,974.00**
Deposit received 12/20/2008	**$10,000.00**
Current Balance Due	**$49,974.00**

Payment Details

Cash
Check
Terms:
Past Due:

Does not include the Following: Store fixtures & Displays, Multi Media Hardware, Furnishings.
All Materials are as new unless specified.